Exhibit 99.1

MEDIA ADVISORY	FOR IMMEDIATE RELEASE
CONTACT: Investor Relations
(713) 726-5376
IR@flotekind.com

Flotek Industries Announces Second Quarter Financial and Operating Results and Conference Call Information

HOUSTON, August 7, 2013 /PRNewswire/ — Flotek Industries, Inc. (NYSE: FTK) (“Flotek” or the “Company”) today announced results for the three and six months ended June 30, 2013.

As reported on Form 10-Q filed with the U.S. Securities and Exchange Commission, Flotek reported that revenue for the three months ended June 30, 2013 was $93.6 million compared to $78.3 million for the three months ended June 30, 2012. Revenue in the second quarter increased $15.3 million when compared to the same period in the previous year.

During the quarter, Flotek acquired Florida Chemical Company, Inc. (“Florida Chemical”). As a result of the acquisition, Florida Chemical’s financial results for the months of May and June are included in Company’s consolidated financial statements and provided $14.5 million in incremental revenue during the period.

Excluding Florida Chemical revenue, Flotek would have reported revenues of $79.1 million for the three months ended June 30, 2013.

For the three months ended June 30, 2013, the Company reported net income of $8.4 million, or $0.16 per common share (fully diluted), compared to a net income of $13.2 million, or $0.25 per common share (fully diluted) for the same period in 2012.

“The second quarter of 2013 was and will continue to be a transformational tipping point in the history of Flotek Industries,” said John Chisholm, Chairman, President and Chief Executive Officer of Flotek. “Not only did ‘Flotek Classic’ post the second-best quarterly revenue in the Company’s history, it also completed the single-most important acquisition in the Company’s history in Florida Chemical. Not only does the Florida Chemical combination secure supply of the key ingredient in Flotek’s patented suite of advanced oilfield chemistries, it immediately provides a plethora of additional products to Flotek’s already robust chemical technology offerings. Moreover, it expands Flotek’s reach into key consumer markets and provides opportunities to intensify and reinvigorate our commitment to environmental stewardship in the oilfield. Most importantly, I believe it uniquely positions Flotek for significant growth for the balance of 2013 and beyond.”

Flotek Industries, Inc.	Media Release	August 7, 2013
FOR IMMEDIATE RELEASE

For comparison purposes, net income for the second quarter of 2012 included non-cash income of $6.5 million related to the change in fair value of warrant liability, a result of securities issued in a preferred stock offering in 2009. Due to a change in terms of the remaining warrants, the Company no longer accounts for the securities as derivative instruments with fluctuating value. In addition, during the second quarter of 2012, the Company recorded a $1.0 million expense related to the extinguishment of debt. Excluding such items, net income in the period ending June 30, 2012 would have been $7.6 million.

Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA (a non-GAAP measure of financial performance), for the three months ended June 30, 2013 was $ 17.6 million compared to $ 23.6 million for the three months ended June 30, 2012. EBITDA for the period ending June 30, 2012 included the impact of both the change in fair value of warrant liability and extinguishment of debt as described above. Excluding those items, EBITDA for the second quarter of 2012 would have been $18.1 million.

Stock compensation expense for the three months ended June 30, 2013 totaled $3.6 million compared to $3.7 million for the year-ago period. For the second quarter, 2013, non-cash stock compensation represented approximately 17% of total selling and administrative expense. A presentation of stock-based compensation and a reconciliation of GAAP net income to EBITDA can be found at the conclusion of this release.

A complete review and discussion of the Company’s results for the three- and six-months ended June 30, 2013 can be found in the Company’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission today.

Acquisition of Florida Chemical

On May 10, 2013, the Company acquired Florida Chemical Company, the world’s largest processor of citrus oils and a pioneer in solvent, chemical synthesis, and flavor and fragrance applications from citrus oils. Florida Chemical has been an innovator in creating high performance, bio-based products for a variety of industries, including applications in the oil and gas industry.

The acquisition brings a collection of high performance renewable and sustainable chemistries into the Flotek portfolio in both the oil and gas industry as well as the commercial, industrial and consumer markets. Moreover, the combination creates a more secure supply of key material inputs for Flotek’s patented, advanced chemistry applications for oil and gas drilling, completion and production.

In addition, the combination of Florida Chemical’s strong research expertise in bio-based, citrus molecular chemistry combined with Flotek’s acumen for advanced, practical chemistry applications across the hydrocarbon value chain creates a unique opportunity to become the global leader in products that not only stand in support of improved environmental stewardship in the energy industry but, more importantly, provide superior results for customers when compared to traditional chemical applications that have detrimental ramifications for the environment.

Flotek Industries, Inc.	Media Release	August 7, 2013
FOR IMMEDIATE RELEASE

“Our principal rationale for enticing Florida Chemical into the Flotek family was to create certainty of supply for key citrus terpenes that stand in support of Flotek’s advanced CnF® chemistries,” added Chisholm. “While we were also attracted to their broader oilfield products as well as their industrial and consumer goods, our short time together convinces me that the combination of our two enterprises will produce more robust opportunities for new products, revenues and profits than we initially thought would be possible. Josh Snively and his team are world-renowned for their expertise in the energy space as well as other key industries. As we continue to integrate our teams – a process that to date is both smooth and swift – the opportunity to become a global leader in environmentally-friendly, bio-based chemical solutions for the energy industry should be the lasting legacy of this strategic business combination.”

In late July, Flotek filed the required pro forma financials with the U.S. Securities and Exchange Commission in connection with the acquisition of Florida Chemical. Select pro forma financial information can also be found in the Company’s quarterly report, filed today, with the complete filing available on Flotek’s website at www.flotekind.com.

In conjunction with the filing of pro forma financial statements, the Company announced it has adjusted its business segment reporting to reflect the acquisition of Florida Chemical and more precisely describe the Company’s existing business. In addition to Flotek’s three traditional segments, a new segment, Non-energy Chemical Technologies, has been added to capture Florida Chemical’s non-energy specialty chemistry business.

Flotek will now report results in four segments:

•

Chemical Technologies designs, develops, manufactures, packages and markets specialty chemicals, some of which hold patent protection, used in oil and gas well cementing, stimulation, acidizing, drilling and production. Activities in this segment also include construction and management of automated material handling facilities and management of loading facilities and blending operations for oilfield services companies.

•

The new segment, Non-energy Chemical Technologies, designs, develops and manufactures products that are sold to companies in the flavor and fragrance industry and specialty chemical industry. These technologies are used by beverage and food companies, fragrance companies, and companies providing household and industrial cleaning products.

•	Drilling Technologies rents, sells, inspects, manufactures and markets downhole drilling equipment used in energy, mining, water well and industrial drilling activities.

•

Artificial Lift Technologies assembles and markets artificial lift equipment, including the Petrovalve product line of rod pump components, electric submersible pumps, gas separators, valves and other technologies and services that support natural gas, oil and coal bed methane production activities.

Flotek Industries, Inc.	Media Release	August 7, 2013
FOR IMMEDIATE RELEASE

Operations Update

Revenue for the three months ended June 30, 2013 was $93.6 million compared to $78.3 million for the three months ended June 30, 2012. Revenue in the second quarter increased $15.3 million when compared to the same period in the previous year.

As a result of the Florida Chemical acquisition, Florida Chemical’s financial results for the months of May and June are included in Company’s consolidated financial presentation, which provided $14.5 million in incremental revenue during the period. Excluding Florida Chemical revenue, Flotek would have reported revenues of $79.1 million.

Consolidated margins for the three-months ended June 30, 2013 were 40.2% compared to 42.2% in the same period in 2012. The modest decline in gross margins was largely the result of a modest shift in product mix in both Chemical Technologies and Artificial Lift Technologies.

Revenues in the Chemical Technologies segment for the three-months ended June 30, 2013 were $47.7 million compared to revenues of $46.0 million for the three-months ended June 30, 2012. Excluding the incremental revenue provided from the merger, Chemical Technologies segment revenues were relatively flat year-over-year.

Chemical Technologies segment gross margins were 43.1% for the three-months ended June 30, 2013, a decline from 44.0% posted in the same period in 2012. The modest change in margins – albeit from record levels – was primarily the result of product mix, including moderately lower margin contributions from production-related products acquired in the Florida Chemical acquisition.

A slower-than-anticipated recovery in Canada combined with moderation of overall oilfield activity in North America largely explains subdued year-over-year growth in Chemical Technologies revenue in the second quarter. However, the marketing efforts related to the Company’s core CnF® chemistries have resulted in a number of important new customer validations in the first six months of the year, which should result in increased market penetration in the second-half of the year.

Moreover, the stability of margins – including modest sequential improvement – is evidence of the impact of improved marketing penetration and continued improvement in input pricing. The Florida Chemical acquisition should provide additional cost benefits in coming quarters.

“While we continued to feel the impact of slow seasonal recovery in Canada and more tempered domestic oilfield activity, interest in our advanced chemistry and opportunities for new business improved throughout the quarter,” added Chisholm. “Additionally, new data presented to clients in recent weeks combined with solid new well data from regions such as the Utica and the D-J Basin have presented new opportunities in recent weeks. While we have said that growth in CnF ® technology revenues will be lumpy, we believe the second-half of the year will provide a host of exciting new opportunities for Flotek. Moreover, core margins remain at near-record levels, a trend we think can continue in the months ahead.”

Flotek Industries, Inc.	Media Release	August 7, 2013
FOR IMMEDIATE RELEASE

Non-energy Chemical Technologies (“NECT”) revenue for the quarter ended June 30, 2013 totaled $12.7 million. This segment, the result of the acquisition of Florida Chemical, debuts this quarter with all revenue incremental to the Company with no comparable data available.

NECT revenue is primarily driven by demand for d-limonene (a citrus terpene derived from the processing of raw citrus oils) and other bio-based chemistries offered by the Company globally to a multitude of industries as well as from citrus isolates produced for the flavor and fragrance industry. Revenue results are subject to market seasonality and availability of raw materials.

NECT gross margin for the second quarter and year to date periods ended June 30, 2013 was $3.7 million, or 29.1% of revenues. The primary drivers of the margin for the NECT segment are demand for the Company’s bio-based chemistries and the high value flavor and fragrance isolates. The general direction of the citrus oil markets and seasonality of flavor compounds can also impact margin results.

Contribution from the Non-energy Chemical Technologies segment are from May and June of 2013, the period for which Florida Chemical results were consolidated with Flotek upon closing of the acquisition.

Drilling Technologies revenue for the three months ended June 30, 2013 totaled $29.8 million, relatively unchanged when compared to the year-ago period. Continued market penetration – especially with advanced technologies such as Teledrift and the Company’s drilling motors – provided for relatively strong results, especially in an environment that saw an 11.0% decline in the U.S. active rig count and increased pricing pressures from competitors. Improved sales of centralizers, float equipment, and motor parts and equipment in the Northeast, Bakken, and Eagle Ford regions resulted from more competitive customer pricing due to better material outsourcing, new customer contracts and higher sales to existing customers.

Drilling Technologies gross margin increased to 41.8%, up from 40.3% compared to the same period in 2012. The increase was primarily due to increased rental pricing, minimums on current motor rentals and on non-motor related rentals, and increased service charges with higher margins.

“The technical advances in Teledrift and continued improvement in performance of our drilling motors provided the backdrop for stellar performance in our Drilling Technologies group,” added Chisholm. “When we layer in incremental benefits from our new Stemulator™ technology and continued improvement in market penetration as a result of our infrastructure investments in Oklahoma and North Dakota, we believe the second-half of 2013 should build on the success seen in the second quarter.”

Revenue for the Artificial Lift Technologies segment for the quarter ended June 30, 2013 was $3.4 million compared to $2.5 million for the period ending June 30, 2012.

Flotek Industries, Inc.	Media Release	August 7, 2013
FOR IMMEDIATE RELEASE

Penetration of new oil markets as well as a modest rebound in the gas workover market provided additional revenue opportunities as have international sales. Margins in the quarter declined to 25.2% from 33.3% in the year-ago quarter, the result of a decline in valve sales into South American markets that hold higher-than-average margins.

“While I am pleased with what the Flotek team has accomplished in the first-half of 2013, there is much more for us to achieve in the second-half of the year,” added Chisholm. “That said, I am confident that our investment in exceptional people, state-of-the-art infrastructure and aggressive marketing will serve us well in the coming months. We are well positioned to succeed; we now must execute as we work tirelessly to create value for Flotek shareholders.”

As a result of new market development, extrinsic growth opportunities and the development of a high-performance team, the Company’s sales and administrative costs rose during the period. SG&A expenses for the three-months ended June 30, 2013 were $21.1 million compared to $15.8 million for the same period in 2012. Included in those expenses were approximately $1.5 million in total costs related to the acquisition of Florida Chemical, approximately $0.5 million in expenses related to the development of new international markets, including its joint venture in Oman and new opportunities in Saudi Arabia and the United Arab Emirates and $3.6 million in non-cash stock compensation expenses. SG&A expenses in second quarter of 2013 also included $1.7 million recorded by Florida Chemical after the acquisition.

“Although administrative costs increased in the quarter, a significant portion is directly attributable to activities that serve to position Flotek for meaningful growth in the future,” concluded Chisholm. “Moreover, we are very pleased that the costs associated with the Florida Chemical acquisition were, all-in, well below our expectations and were fully expensed in the quarter.”

Financial Metrics

Depreciation and amortization expense for the quarter ended June 30, 2013 increased by $1.0 million or 93.0%, relative to 2012. This increase for the quarter was primarily attributable to incremental amortization of intangible assets recognized as part of the acquisition of Florida Chemical ($0.6 million). The remaining increase in the quarter ended June 30, 2013 is due to increased depreciation expenses resulting from capital asset additions during the second half of 2012, unmatched in the first half of 2013, related to the new ERP system and new corporate offices.

Interest and other expense for the quarter ended June 30, 2013 decreased by $2.1 million, or 85.6%, compared to the same period a year ago. The decline in interest expense was primarily due to the repayment of the Company’s convertible notes of $50.3 million at the end of the fourth quarter of 2012 and $5.2 million during the first quarter of 2013.

Flotek Industries, Inc.	Media Release	August 7, 2013
FOR IMMEDIATE RELEASE

The Company recorded an income tax provision of $4.7 million for the quarter ended June 30, 2013, corresponding to an effective tax rate of 35.9% compared to an income tax provision of $5.4 million for the quarter ended June 30, 2012, reflecting an effective tax rate of 29.2%. The income tax provision was $9.0 million corresponding to an effective tax rate of 35.6% for the six months ended June 30, 2013, compared to an income tax provision of $7.1 million reflecting an effective tax rate of 29.6% for the comparable period in 2012. Fluctuations in effective tax rates were historically impacted by non-cash changes in the fair value of the Company’s warrant liability, permanent tax differences with no associated income tax impact, and existing deferred tax asset valuation allowances.

Project Updates

In May, Flotek announced its intent to form a joint venture with an affiliate of Gulf Energy, an Omani integrated oilfield services concern to develop a chemical production and research effort in the Sultanate of Oman to serve the Middle East and North Africa.

The Company is in the final stages of creating the legal joint venture entity, finalizing the Definitive Agreement between the parties and completing the legal transfer of real property into the joint venture entity. It is expected that the legal entity will be completed no later than the end of the third quarter, providing for the planning and development of the commercial facilities to begin, as originally anticipated, in the fourth quarter.

“We are enthused by the progress in our relationship with our Omani partner and look forward to completing the meticulous process of creating a durable partnership that provides incredible opportunities for both Flotek and Gulf Energy,” said Chisholm. “We have been very clear that we will not rush into an agreement without a thorough understanding of the structure and with certainty that it will stand to maximize value and minimize risk, especially when it is halfway around the world. The time and diligence we have spent to ensure those tenets are preserved will result in a better partnership, especially for Flotek.”

In the Chemical Technologies product development arena, Flotek continues to focus on the commercialization of the next generation of CnF ® Chemistries. The Company is involved in a full-scale commercial test of its “CnF 2.0” and expects to make key decisions regarding marketing strategy in the third quarter. Early results are encouraging and the Company believes the product should have commercial impact in the second-half of 2013.

In addition, and as a direct result of the acquisition of Florida Chemical, Flotek is in the nascent stages of an aggressive marketing plan to replace the use of Xylene and related petrochemical solvents in oil and gas production. Through the development of citrus-based, non-toxic chemistries, the Company believes it has replacement products that provide effective alternatives to Xylene. With little marketing, Flotek recorded revenues of approximately $0.5 million in sales of the alternative product in July.

“The combination of Flotek and Florida Chemical is no better represented than in our successful quest to create alternatives to BTEX solvents used in oil and natural gas production,” added Chisholm. “We are in the very early innings of defining this vast market and best understanding how to capture share. However, given our safe and effective alternative, we are confident that this product will transform the way producers view oilfield solvents and should become a major product in Flotek’s portfolio of advanced oilfield chemistries.”

Flotek Industries, Inc.	Media Release	August 7, 2013
FOR IMMEDIATE RELEASE

In the Drilling Technologies group, the Company continues to tweak the commercial offering of its new downhole agitation technology, the Stemulator™. In addition to improving drilling performance in horizontal wells, the Stemulator™ will add the ability to monitor and record downhole performance. Various sizes of the Stemulator™ are in production and should provide commercial revenues for the Company in the second-half of 2013.

While largely in the shadow of the Company’s chemistry and downhole technology offerings, the Company’s Artificial Lift segment should see meaningful growth in the second-half of the year through increased installations of its traditional products in oilier basins as well as the introduction of new products, including new lift systems and other components.

“The transformation of our artificial lift business is nothing short of remarkable and is the result of a focus on new technologies that have resulted from our careful assessment of market dynamics,” added Chisholm. “We expect nearly half of our Artificial Lift Technologies revenue to come from oil-based projects in 2013, a marked change from only 2% in 2008. While still a relatively small part of our overall technology portfolio, those who work in that business believe they will make a much larger contribution in the quarters and years to come.”

Flotek’s oilfield technology innovations are supported by an infrastructure portfolio that is quickly becoming the benchmark for the industry. The Company’s $19 million capital budget includes completion of production, storage and transportation enhancements to the Company’s primary chemistry production facility in Marlow, Oklahoma; the construction and development of a state-of-the art technology facility for Teledrift, Cavo motors and Flotek’s other drilling technologies in Moore, Oklahoma; the construction of a new facility to house the Company’s expanding operations in North Dakota’s Williston Basin; expansion of Florida Chemical’s storage capacity in Waller, Texas; the development of expanded laboratory facilities in the Woodlands to support the combination of Flotek and Florida Chemical’s advanced chemistry research; production of new Stemulator™ tools; and capital for expansions to meet growth in Non-energy Chemistry Technologies facilities in Florida and in Enhanced Oil Recovery infrastructure.

“While these results are a report of what we have done in the past, we are singularly focused on what the future holds for Flotek,” concluded Chisholm. “We have worked hard to position our Company for future success, and we believe our future begins today. We will focus on execution, efficient growth to maximize profits and continue to find ways to invest in our future to create value for you, our shareholders. We look forward to the journey over the next six months and into 2014.”

Flotek Industries, Inc.	Media Release	August 7, 2013
FOR IMMEDIATE RELEASE

Conference Call Details

Flotek will host a conference call on Thursday, August 8, 2013 at 7:30 a.m. Central Daylight Time to discuss its operating results for the three months ended June 30, 2013.

To participate in the call, participants should dial 1-800-894-8917 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to successfully integrate the acquired operations of Florida Chemical, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

SOURCE Flotek Industries, Inc.

	Three Months Ended June 30,
	2013	2012
	(in thousands ,except per share data)
GAAP Net Income and Reconciliation to EBITDA (Non-GAAP)
Net Income (GAAP)	$8,440	$13,178
Interest Expense	531	2,164
Income Tax Expense	4,730	5,433
Depreciation and Amortization	3,890	2,853

EBITDA (Non-GAAP)	$17,591	$23,628

Select Non-Cash Items Impacting Earnings
Stock Compensation Expense	$3,579	$3,699
Less income tax effect	(1,253)	(1,295)

Stock Compensation Expense, net of tax	$2,326	$2,404

Weighted Average Shares Outstanding (Fully Diluted)	53,713	54,032

Stock Compensation Expense Per Share (Fully Diluted)	$0.04	$0.04